UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2015

First Citizens Banc Corp

(Exact name of Registrant as specified in its charter)

Ohio	001-36192	34-1558688
(State or other jurisdiction of incorporation or organization	(Commission File Number)	( IRS Employer Identification No.)

100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870

(Address of principle executive offices)

Registrant’s telephone number, including area code: (419) 625-4121

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 11, 2014, First Citizens Banc Corp (“First Citizens”) and TCNB Financial Corp. (“TCNB”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, TCNB will be merged with and into First Citizens, with First Citizens as the surviving corporation (the “Holding Company Merger”), and The Citizens National Bank of Southwestern Ohio, TCNB’s wholly-owned subsidiary bank, will be consolidated with and into The Citizens Banking Company, First Citizens’ wholly-owned subsidiary bank, with The Citizens Banking Company as the surviving bank (the “Bank Consolidation”). The Merger Agreement is described in more detail in First Citizens’ Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2014.

First Citizens has received regulatory approval of the Merger from the Board of Governors of the Federal Reserve System and the Ohio Department of Financial Institutions. The shareholders TCNB have approved the merger. The transaction remains subject to the expiration of applicable regulatory waiting periods and the satisfaction of other customary closing conditions, and is expected to occur on the close of business of March 6, 2015.

First Citizens Banc Corp is a $1.2 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, The Citizens Banking Company, operates 25 locations in Central and North Central Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “FCZA”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “FCZAP”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Citizens Banc Corp
(Registrant)

Date: February 4, 2015	/s/ Todd A. Michel
Todd A. Michel,
Senior Vice President & Controller